BLACKWELL SANDERS PEPER MARTIN LLP
              2300 MAIN STREET, SUITE 1000, KANSAS CITY, MO 64108
                  P.O. BOX 419777, KANSAS CITY, MO 64141-6777
                    TEL: (816) 983-8000 FAX: (816) 983-8080
                            WEBSITE: www.bspmlaw.com


                               December 8, 2000



Matrix Bancorp, Inc.
1380 Lawrence Street
Suite 1400
Denver, Colorado  80204

Ladies and Gentlemen:

      We refer to the Registration Statement of Matrix Bancorp, Inc., a Colorado corporation (the "Company"), on Form S-8 to be filed with the Securities and Exchange Commission for the purpose of registering under the Securities Act of 1933, as amended, $2,000,000 of Deferred Compensation Obligations which represent unsecured obligations of the Company to pay deferred compensation in accordance with the terms of the Matrix Bancorp, Inc. Executive Deferred Compensation Plan (the "Plan").

      We are familiar with the proceedings to date with respect to such proposed sale and have examined such records, documents and matters of law and satisfied ourselves as to such matters of fact as we have considered relevant for the purposes of this opinion.

      Based on the foregoing, it is our opinion that when issued in accordance with the provisions of the Plan, the Deferred Compensation Obligations will be valid and binding obligations of the Company, enforceable in accordance with their terms, except as enforcement thereof may be limited by bankruptcy, insolvency or other laws of general applicability relating to or affecting enforcement of creditors' rights or by general equitable principles.

      We hereby consent to the filing of this opinion as an exhibit to the Registration Statement.

                              Very truly yours,


                              /s/ Blackwell Sanders Peper Martin LLP